                                                                    Exhibit 99.1



MEDIA INQUIRIES:                                     INVESTOR INQUIRIES:
Lynn Newman                                          Derrick Vializ
908-953-8692 (office)                                908-953-7500 (office)
973-993-8033 (home)                                  vializ@avaya.com
lynnnewman@avaya.com                                 ----------------
--------------------


AVAYA PROVIDES UPDATE ON SECOND FISCAL QUARTER,
TAKES ACTIONS TO ENHANCE BALANCE SHEET

--ONGOING RESTRUCTURING ACTIONS EXPECTED TO REDUCE ANNUALIZED EXPENSES
  $180-$200 MILLION; 1,900 POSITIONS ELIMINATED
- WARBURG PINCUS AGREES TO PURCHASE $100 MILLION OF AVAYA COMMON STOCK AND AGREES TO CONVERT AVAYA PREFERRED STOCK INTO COMMON STOCK
- COMPANY EXPLORES CAPITAL MARKET OPTIONS TO REPAY EXISTING BANK DEBT

FOR IMMEDIATE RELEASE:  MONDAY, MARCH 11, 2002

         BASKING RIDGE, N.J. - Avaya Inc. (NYSE:AV), a leading global provider of voice and data networks, today said it expects revenues for its second fiscal quarter ending March 31, to be approximately $1.240 billion to $1.275 billion, compared to the previously stated range of $1.254 billion to $1.358 billion.

         The company also said it expects the net loss from ongoing operations for the second fiscal quarter to be a loss of six cents to 10 cents per diluted share, compared with a loss of eight cents, as previously stated.

BALANCE SHEET ENHANCEMENTS

         Avaya announced a plan designed to enhance its liquidity, strengthen its balance sheet and simplify its capital structure. The plan includes the following steps:

         o The sale of 14,383,953 shares of common stock to Warburg Pincus Equity Partners at a price of $6.26 per share, the closing price of Avaya's common stock on Friday March 8, 2002.

         o The conversion of approximately $438 million of Avaya preferred stock held by Warburg Pincus Equity Partners into 38,329,365 shares of Avaya common stock and the exercise by Warburg Pincus Equity Partners of warrants to purchase approximately another 286,000 shares of Avaya common stock.

                                      more

         As a result of the stock transactions, Warburg Pincus Equity Partners will own about 53 million shares of Avaya common stock or approximately 15.5 percent of the total outstanding.

         Jeffrey Harris, Senior Managing Director of Warburg Pincus LLC, resigned from Avaya's board prior to the board's approval of the transaction. Warburg Pincus will retain its right to nominate an unaffiliated director to Avaya's board.

         The agreements with Warburg Pincus Equity Partners are contingent on receiving Hart-Scott-Rodino anti-trust clearance and other customary conditions.

         Avaya also announced it may seek to offer $100 million in common equity (plus an over allotment option of up to 15 percent) and is evaluating capital market alternatives to repay its existing bank debt and replace it with longer-term debt.

         Bear Stearns acted as financial advisor to Avaya in connection with the Warburg transactions.

AS REPORTED RESULTS

         On an as reported basis, the company expects a net loss of between 68 cents and 72 cents per diluted share, including the impact of a restructuring charge of approximately $100 million and a one-time retained earnings charge of approximately $130 million associated with the conversion of preferred stock and warrants owned by Warburg Pincus Equity Partners.

         The company said the restructuring charge, which it expects to take in the second fiscal quarter, reflects actions it has taken to date this quarter. The actions are expected to result in annualized savings of approximately $180 million to $200 million. As part of the restructuring, about 1900 positions are being eliminated.

CONFERENCE CALL INFORMATION

         Avaya will host a 30-minute conference call today starting at 9:00 a.m. EST that will include a question and answer period.

         The live teleconference number in the United States is 888-597-9475 (706-634-2454 outside the United States). For the hearing impaired, please call 800-855-2880. No access codes are required, but dialing into the call 10 to15 minutes prior to the scheduled time is recommended to ensure participation.

                                      more

         A replay of the call will be available from 1:00 p.m. EST, March 11, 2002 through March 18, 2002. To listen to the replay, please call 800-642-1687 within the United States. Outside the United States, please call (706) 645-9291. The access code for the replay is 3496010.

ABOUT AVAYA

         Avaya Inc., headquartered in Basking Ridge, N.J., is a leading global provider of voice and data networks as well as communications solutions and services that help businesses, government agencies and other institutions - including more than 90 percent of the FORTUNE 500 (R) - excel in the customer economy. Avaya offers Customer Relationship Management Solutions, Unified Communication Solutions, Service Provider Solutions, MultiService Networking Infrastructure, and Converged Voice and Data Networks - including the company's no-compromise Avaya Enterprise-Class IP Solutions (ECLIPS) - all supported by Avaya Services and Avaya Labs. Avaya is the worldwide leader in unified messaging, messaging systems, call centers and structured cabling systems. It is the U.S. leader in voice communications systems and services. Avaya is an official sponsor for the 2002 FIFA World Cup(TM), the FIFA Women's World Cup 2003 and the 2006 FIFA World Cup(TM) tournaments. For more information about Avaya, visit its Web site at http://www.avaya.com.

ABOUT WARBURG PINCUS

Warburg Pincus is one of the largest private equity firms in the world. Working in partnership with management teams, Warburg Pincus has taken an active role in building businesses, including companies such as BEA Systems and VERITAS Software Corp. Since 1971, Warburg Pincus has invested approximately $12 billion in 450 companies in 29 countries. The firm currently has $10 billion under management, with an additional $5 billion available for investment in a range of industries including: financial services, communications, healthcare and life sciences, information technology, media and energy. Further information is available at www.warburgpincus.com

         This news release contains forward-looking statements regarding the company's outlook for revenue and earnings based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, general industry market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations and the economic, political, and other risks associated with international sales and operations, U.S. and foreign government regulation, price and product competition, rapid technological development, dependence on new product development, the successful introduction of new products, the mix of our products and services, customer demand for our products and services, the ability to successfully integrate acquired companies, control of costs and expenses, the ability to implement in a timely manner its restructuring plans, and the ability to form and implement alliances. For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the Securities and Exchange Commission. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #


                                       3